SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-A


           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
         TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
                         Commission File Number 1-11965


                            ICG COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 DELAWARE                                84-1342022
 (STATE OF INCORPORATION OR ORGANIZATION)   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            ICG Communications, Inc.
                            161 Inverness Drive West
                            Englewood, Colorado 80112
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class to be so registered: None

           Name of each exchange on which each class is to be registered: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

           Title of class: Warrants to purchase Common Stock


Item 1.   Description of Registrant's Securities to be Registered.

          As previously reported, on November 14, 2000, ICG Communications, Inc., a Delaware corporation ("ICG" or the "Company"), and its affiliated debtor subsidiaries filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), Case No. 00-4238
(PJW), in the U.S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the "Court"). During the course of the proceedings, the Company operated its business and managed its properties and assets as a debtor-in-possession. On December 19, 2001, the Company filed a Joint Plan of Reorganization and accompanying disclosure statement. On March 1, 2002, the Company filed their First Amended Joint Plan of Reorganization and accompanying disclosure statement. On April 3, 2002, the Company filed the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, (the "Plan") together with the accompanying Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession. On July 26, 2002, the Company filed the Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession, (the "Modification," and the Plan as modified by the Modification, the "Modified Plan"). On August 23, 2002, the Court approved the Supplemental Disclosure With Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession. On October 7, 2002, Logan and Company, the Company's balloting agent, filed an affidavit indicating that the Modified Plan had been accepted by all classes entitled to vote on the Modified Plan. On October 9, 2002, the Court entered an order (the "Confirmation Order") confirming the Modified Plan. The Modified Plan became effective October 10, 2002 (the "Effective Date").

          As of the Effective Date, pursuant to the Modified Plan, all of the Company's outstanding common stock, par value $.01 per share, and all of the preferred securities including: (i) ICG Communications, Inc. 8% Series A-1 Convertible Preferred Securities due 2015; (ii) ICG Communications, Inc. 8% Series A-2 Convertible Preferred Securities due 2015; (iii) ICG Communications, Inc. 8% Series A-3 Convertible Preferred Securities due 2015;
(iv) ICG Funding, LLC Exchangeable Preferred Securities Mandatorily Redeemable 2009; (v) ICG Communications, Inc. 6 3/4% Preferred Stock Mandatorily Redeemable 2009; (vi) ICG Holdings, Inc. 14% Preferred Stock Mandatorily Redeemable 2008; (vii) ICG Holdings, Inc. 14 1/4% Preferred Stock Mandatorily Redeemable 2007, were cancelled. In addition, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware and became effective. In accordance with the Certificate of Incorporation and pursuant to the Modified Plan, the Company is authorized to issue new shares of Common Stock, par value $.01 per share (the "Common Stock"), and warrants to purchase Common Stock (the "Warrants"). The issuance of the Common Stock and the Warrants is not subject to registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code.

          The following information concerning the Common Stock and the Warrants being registered hereunder became effective as of the Effective Date:

          The total number of shares of stock the Company shall have the authority to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share.

WARRANTS

          Pursuant to the Modified Plan and in accordance with the Warrant Agreement dated as of October 10, 2002, (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as warrant agent, the Company has issued 800,000 Warrants to purchase an aggregate of 800,000 shares of Common Stock. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Warrants may be exercised from the date of issuance until the later of (i) the fifth anniversary of the Effective Date and (ii) the date that a registration statement covering the underlying Common Stock of the Warrants becomes effective. No Warrants to purchase fractional shares will be issued. The Warrants are transferable pursuant to the terms of the Warrant Agreement. The Warrant Agreement, attached as Exhibit 4.3 hereto and incorporated herein by reference, details the procedures for issuance, distribution, exchange and transfer of the Warrants. Prior to the exercise of the Warrants, the registered holders thereof are not entitled to vote or be deemed the holders of Common Stock for any purpose. The Warrant Agreement was amended by Amendment No. 1 to the Warrant Agreement between the Company and American Stock Transfer & Trust Company, as warrant agent, attached as Exhibit
4.4 hereto and incorporated herein by reference, to require the issuance of legended Common Stock and Warrant certificates to underwriters (as defined in Section 1145(b) of the Bankruptcy Code) only to the extent that the Company has actual knowledge that the recipient of such certificate is an underwriter (as defined in Section 1145(b) of the Bankruptcy Code).

          The initial exercise price of the Warrants is $9.12 per share of Common Stock. The number of shares purchasable or assets or property payable upon the exercise of each Warrant and the exercise price of the Warrants are subject to adjustment, on the terms and conditions contained in the Warrant Agreement, in the event of: (i) the sale or issuance of Additional Shares of Common Stock without consideration or for a consideration per share less than the greater of the Purchase Price and the Current Market Price, as defined in the Warrant Agreement, in effect immediately prior to such issuance or sale;
(ii) the declaration, order, payment or making of a dividend or other distribution (including any distribution of other or additional stock or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than (a) a dividend payable in Additional Shares of Common Stock or (b) a dividend of Rights referred to in the Warrant Agreement; (iii) the issuance, sale, granting or assuming of any Options or Convertible Securities, or the fixing of a record date for the determination of holders of any class of securities of the Company entitled to receive any Options or Convertible Securities; (iv) the declaration or payment of any dividend on the Common Stock payable in Common Stock, or the subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock); and (v) the combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise.

          The shares of Common Stock (and Other Securities) issuable upon exercise of a Warrant (or upon conversion of any shares of Common Stock issued upon such exercise) shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement dated as of October 10, 2002). Each holder of a Warrant shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities under the Registration Rights Agreement and such holder, by its acceptance of the Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such holder as a holder of such Registrable Securities.

Item 2.   Exhibits.

2.1 Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as
Exhibit 2.2 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.2 Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated July 26, 2002, filed as Exhibit 2.7 to the Company's Form 8-K dated August 9, 2002, and incorporated herein by reference.

2.3 Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.3 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.4 Supplemental Disclosure with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated August 23, filed as Exhibit 2.8 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

2.5 Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated October 9, 2002, filed as Exhibit 2.9 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.1 Amended and Restated Certificate of Incorporation of ICG Communications, Inc. filed with the office of the Secretary of State of the State of Delaware on October 10, 2002, filed as Exhibit 3.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.2 Amended and Restated Bylaws of ICG Communications, Inc., effective as of October 10, 2002, filed as Exhibit 3.2 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

4.1 Form of Common Stock Certificate of ICG Communications, Inc.

4.2 Form of Warrant Certificate of ICG Communications, Inc.

4.3 Warrant Agreement dated as of October 10, 2002, between ICG
Communications, Inc. and American Stock Transfer & Trust Company, as warrant agent.

4.4 Amendment No. 1 to Warrant Agreement dated as of December 19, 2002, between ICG Communications, Inc. and American Stock Transfer & Trust Company, as warrant agent.

4.5 Registration Rights Agreement dated as of October 10, 2002, between ICG Communications and the Initial Holders.

99.1 Press Release issued by ICG Communications, Inc. on October 10, 2002, filed as Exhibit 99.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.


                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, this the 2nd day of January, 2003.

                                 ICG COMMUNICATIONS, INC.


                                 By:  /s/ Bernard L. Zuroff
                                      --------------------------------------
                                      Name:   Bernard L. Zuroff
                                      Title:  Executive Vice President,
                                              General Counsel and Secretary



                                  EXHIBIT INDEX

2.1 Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as
Exhibit 2.2 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.2 Modification to the Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated July 26, 2002, filed as Exhibit 2.7 to the Company's Form 8-K dated August 9, 2002, and incorporated herein by reference.

2.3 Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated April 3, 2002, filed as Exhibit 2.3 to the Company's Form 8-K dated June 4, 2002, and incorporated herein by reference.

2.4 Supplemental Disclosure with Respect to Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated August 23, filed as Exhibit 2.8 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

2.5 Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Plan of Reorganization of ICG Communications, Inc. and its Affiliated Debtors and Debtors in Possession dated October 9, 2002, filed as Exhibit 2.9 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.1 Amended and Restated Certificate of Incorporation of ICG Communications, Inc. filed with the office of the Secretary of State of the State of Delaware on October 10, 2002, filed as Exhibit 3.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

3.2 Amended and Restated Bylaws of ICG Communications, Inc., effective as of October 10, 2002, filed as Exhibit 3.2 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.

4.1 Form of Common Stock Certificate of ICG Communications, Inc.

4.2 Form of Warrant Certificate of ICG Communications, Inc.

4.3 Warrant Agreement dated as of October 10, 2002, between ICG
Communications, Inc. and American Stock Transfer & Trust Company, as warrant agent.

4.4 Amendment No. 1 to Warrant Agreement dated as of December 19, 2002, between ICG Communications, Inc. and American Stock Transfer & Trust Company, as warrant agent.

4.5 Registration Rights Agreement dated as of October 10, 2002, between ICG Communications, Inc. and the Initial Holders.

99.1 Press Release issued by ICG Communications, Inc. on October 10, 2002, filed as Exhibit 99.1 to the Company's Form 8-K dated October 17, 2002, and incorporated herein by reference.